FOR IMMEDIATE RELEASE

Contact: Stephen A. Zagorski
         President and Chief Operating Officer

                     MARTIN COLOR-FI SIGNS MERGER AGREEMENT

EDGEFIELD, South Carolina (March 1, 2000) -- Martin Color-Fi, Inc.("MCF") today announced that it has signed a merger agreement with an affiliate of Dimeling, Schreiber & Park ("DS&P"), a Philadelphia, Pennsylvania-based investment partnership which specializes in private equity investments primarily in the form of Chapter 11 reorganizations. If the agreement (which must be approved by the Bankruptcy Court) is consummated, all of the currently outstanding shares of MCF will be canceled. New MCF shares will be issued to DS&P, which will become the sole shareholder of restructured MCF upon effectiveness of the merger.

         The agreement (together with the merger consideration) will be reflected in the proposed Plan of Reorganization and Disclosure Statement that MCF anticipates filing imminently in Bankruptcy Court in the District of South Carolina. The agreement provides that it is subject to competing overbids, MCF's obtaining debt financing acceptable to DS&P (a non-binding commitment letter from a lending institution has been obtained by MCF) and the confirmation of a Plan of Reorganization, among other conditions. Neither the agreement nor the proposed Plan of Reorganization will provide for any recovery for MCF's existing shareholders.

         Stephen A. Zagorski, President and Chief Operating Officer of MCF, commented: "I am delighted with the signing of this agreement. While there can be no assurance that either this agreement will be consummated or a Plan of Reorganization will be confirmed in Bankruptcy Court, we believe that our major creditors will be supportive of this agreement and our Plan of Reorganization. In the event that the DS&P transaction does close pursuant to a Plan of Reorganization, our senior operating management team looks forward to the opportunity to work with the team at DS&P. Moreover, DS&P and the senior operating management team agree that the current MCF workforce should remain intact on a go-forward basis.

         "I am also pleased that our senior bank lenders continue to support our ongoing reorganization and operational efforts. The continued support of such lenders, together with the signing of this agreement, is positive news for our customers, suppliers and employees. The signing of this agreement is a pivotal step in our plan to seek an expeditious emergence from Chapter 11 protection."

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MRCF Signs Merger Agreement
Page 2
March 1, 2000


         James F. Martin, the Chairman of the Board and Chief Executive Officer of MCF, and its largest current shareholder, commented: "I believe that by entering into this agreement DS&P is demonstrating that it shares my views of the excellent workforce and bright prospects of an unleveraged MCF. I am, of course, disappointed that there appears to be no prospect of recovery for any of our existing MCF shareholders. However, in the event that the agreement is consummated, I do want to wish our employees, customers, senior operating management team and DS&P much success in their future together with MCF."

         Martin Color-Fi, Inc. produces polyester fibers and pellets from recycled plastic materials such as soft drink bottles, off-class packaging resins, polyester fiber waste and film waste. The company uses these materials to produce polyester fibers for a wide range of markets, including automotive fabrics, carpet, apparel, home furnishings, industrial fabrics and construction reinforcement materials. The company also produces yarns from synthetic fibers, as well as dyes and pigments.

         MCF is operating under the protection of the Bankruptcy Court in the District of South Carolina. The Bankruptcy Code places the interests of creditors ahead of the interests of shareholders. As stated above, if the Bankruptcy Court approves a plan of reorganization based on the merger agreement with DS&P's affiliate, all existing shares of MCF will be cancelled and shareholders will receive no compensation for such cancellation of their shares.

         To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results.

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